Sonic Foundry, Inc.
Annual Report on Form 10-K
For the Year Ended September 30, 2019

EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-194450, 333-185489) and Forms S-8 (333-222536, 333-201012, 333-190787, 333-159048, 333-151601, 333-119000, 333-45436, 333-75167) of our report dated December 19, 2019, relating to our audit of the consolidated financial statements of Sonic Foundry, Inc. and Subsidiaries as of and for the year ended September 30, 2019 appearing in this Annual Report on Form 10-K of Sonic Foundry, Inc. and Subsidiaries for the year ended September 30, 2019.

/s/ WIPFLI, LLP

Madison, Wisconsin
December 19, 2019